EXHIBIT 99.1

Uranium Resources to Present At the 2007 Davenport Metals & Mining Symposium

LEWISVILLE, Texas, Sept. 18, 2007 (PRIME NEWSWIRE) -- Uranium Resources, Inc. (Nasdaq:URRE), a uranium exploration, development and mining company, today announced that Dave Clark, President and CEO, and Richard A. Van Horn, Executive Vice President and Chief Operating Officer, will present at the Davenport Metals & Mining Symposium in New York City on Tuesday, October 2, 2007.

Uranium Resources' presentation is scheduled to begin at approximately 9:00 a.m. ET. A live webcast of the presentation, along with presentation materials, will be available on the Company's website at www.uraniumresources.com. If you are unable to listen to the live presentation, an archive will be made available on the Company's website, in the Investor Relations section.

ABOUT URANIUM RESOURCES, INC.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 7 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and almost 100 million pounds of uranium in New Mexico. The Company acquired these properties over the past 20 years along with an extensive information database. URI's strategy is to capitalize on the strong global market for uranium by fully exploiting its resource base in Texas and New Mexico, acquiring new assets and through joint ventures or partnerships.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "anticipates," "believes," "could," and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company's reserves and mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price of uranium, weather conditions, operating conditions at the Company's mining projects, government regulation of the mining industry and the nuclear power industry, the worldwide supply and demand of uranium, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company's documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company's forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:  Kei Advisors LLC
          Investor Contact:
          Deborah K. Pawlowski
            716.843.3908
            dpawlowski@keiadvisors.com
          James M. Culligan
            716.843.3874
            jculligan@keiadvisors.com

          Uranium Resources, Inc.
          Company Contact:
          David N. Clark, President & CEO
          972.219.3330

          DW Turner
          Media Contact:
          Kristin Jensen
          505.888.5877
          505.363.1496
          kjensen@dwturner.com